Exhibit 5.1

LUSE GORMAN, PC
ATTORNEYS AT LAW

5335 WISCONSIN AVENUE, N.W., SUITE 780
WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000
FACSIMILE (202) 362-2902
www.luselaw.com

June 10, 2020

The Board of Directors
Dime Community Bancshares, Inc.
300 Cadman Plaza West, 8th Floor
Brooklyn, New York 11201

Ladies and Gentlemen:

We have acted as special counsel to Dime Community Bancshares, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-3 (File No. 333-220175) (the “Registration Statement”) by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the offering by the Company of an aggregate of up to 2,300,000 shares (the “Shares”) of the Company’s 5.50% Fixed-Rate Non-Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share, with a liquidation preference of $25.00 per share, pursuant to the Underwriting Agreement, dated June 3, 2020 (the “Underwriting Agreement”), by and among the Company, Dime Community Bank, and Raymond James & Associates, Inc., as representative of the underwriters named therein.

We have examined the Registration Statement; the prospectus, dated September 6, 2017, as supplemented by the prospectus supplement, dated June 3, 2020 (together, the “Prospectus”), filed by the Company pursuant to Rule 424(b) of the rules and regulations of the Commission under the Securities Act; the Certificate of Designations, Preferences and Rights establishing the terms of the Shares filed with the Secretary of State of the State of Delaware; the Certificate of Amendment to the Certificate of Designations of Preferences and Rights filed with the Secretary of State of the State of Delaware on June 9, 2020; and the Underwriting Agreement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth.  As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.  In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares have been duly authorized and, when issued as contemplated in the Registration Statement and in accordance with the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

LUSE GORMAN, PC
June 10, 2020

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K, filed on June 10, 2020 and incorporated by reference into the Registration Statement, and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.  By giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Luse Gorman, PC

LUSE GORMAN, PC